EXHIBIT 10.12
Form of Stock Option Award Agreement
DISTRIBUTION SOLUTIONS GROUP, INC. AWARD AGREEMENT

    This award agreement (this “Agreement”) is entered into this ________________, 20__, by and between Distribution Solutions Group, Inc. (the “Company”) and _______________ (the “Participant”).

    WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has selected the Participant to receive awards under the Distribution Solutions Group, Inc. Equity Compensation Plan, as amended and restated effective October 17, 2022 (as amended on November 10, 2022, and as the same may be further amended from time to time, the “Equity Compensation Plan”); and

    WHEREAS, the Participant wishes to accept those awards, subject to the terms and conditions of the Equity Compensation Plan and this Agreement;

    NOW, THEREFORE, the Company and the Participant hereby agree as follows:

1.The awards evidenced by this Agreement (the “Award”) are effective as of _____________, 2025 (the “Grant Date”)1 and consist of ____________________ Stock Options (“Options”) under the Equity Compensation Plan, with2:

(a)_____________of the Options having an exercise price equal to $____ (“Option Tranche 1”);

(b)_____________ of the Options having an exercise price equal to $____ (“Option Tranche 2”); and

(c)_____________ of the Options having an exercise price equal to $___ (“Option Tranche 3”); and

(d)______________ of the Options having an exercise price equal to $____ (“Option Tranche 4”);

Subject to Sections 2 – 5 of this Agreement, one-fourth (1/4) of each of Option Tranche 1, Option Tranche 2, Option Tranche 3 and Option Tranche 4 shall vest and become exercisable on [insert date one year from Grant Date], (“Initial Vesting Date”), and thereafter one-fourth (1/4) of each such Option Tranche shall vest and become exercisable on each subsequent anniversary of the Initial Vesting Date (i.e., __________, __________ and _________) (each, a “Vesting Date”); provided, that the Participant remains continuously employed by the Company through such respective dates; provided further, that to the extent a Tranche of Options vests and as a result of such vesting, a fractional share would otherwise be required to be issued, any such
1 Insert date of Board approval of grant. Note that vesting terms may vary for each Participant or may default to plan terms.
2 Insert applicable exercise price for each tranche and delete any inapplicable tranches.

fractional share shall not be issued but shall be carried forward and added to the remaining outstanding Tranche of Options with the same exercise price until the next Vesting Date when a whole share can be issued. Except as otherwise provided herein for earlier expiration, the Options will expire on the 10th anniversary of the Grant Date (and in no event with the Options be exercisable on or after such 10th anniversary).

2.In the event of the termination of the Participant’s employment with the Company and all of its affiliates by the Company upon the Participant’s death or Disability:

(a)Any unvested portion of the Award shall be cancelled as of the effective date of the termination of Service and neither the Company nor any Subsidiary shall have any further obligations to the Participant under this Agreement with respect to such cancelled Options; and

(b)The vested portion of the Options evidenced by this Agreement shall remain outstanding and exercisable until the earlier of (i) 12 months from date of Participant’s death or Disability or (ii) the date the Option would otherwise expire, and may be exercised in whole or in part by the Participant (or a permitted successor in interest) by giving written notice to the Company of such exercise in accordance with the terms of the Equity Compensation Plan, as applicable. With respect to each exercise of Options under this Agreement, the Participant shall specify the applicable number of Options that are the subject of such exercise.

3.In the event of the termination of the Participant’s employment with the Company and all of its affiliates by the Company for any other reason, other than for Cause or upon the Participant’s death or Disability as provided above:

(a)Any unvested portion of the Award shall be cancelled as of the effective date of the termination of Service and neither the Company nor any Subsidiary shall have any further obligations to the Participant under this Agreement with respect to such cancelled Options; and

(b)The vested portion of the Options evidenced by this Agreement shall remain outstanding and exercisable until the earlier of (i) 90 days from the date of the termination of Participant’s service or (ii) the date the Option would otherwise expire, and may be exercised in whole or in part by the Participant (or a permitted successor in interest) by giving written notice to the Company of such exercise in accordance with the terms of the Equity Compensation Plan, as applicable. With respect to each exercise of Options under this Agreement, the Participant shall specify the applicable number of Options that are the subject of such exercise.

4.In the event of the termination of the Participant’s employment with the Company and all of its affiliates for Cause (as defined in Section 1.5 of the Equity Compensation Plan), then all vested and unvested portions of the Award shall be immediately cancelled and neither the Company nor any Subsidiary shall have any further obligations to the Participant under this

Agreement with respect to such cancelled Options and to the extent applicable, the repayment provisions in Section 14.2 of the Equity Compensation Plan shall apply.

5.In the event of a Change in Control, the terms of Section 13.0 of the Equity Compensation Plan shall apply. 3 If at the time of a Change in Control the exercise price of a vested Option equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, and the Participant has not exercised such vested Option on or prior to the date of the Change in Control, such Option shall be cancelled without the payment of consideration therefor. For purposes of this provision, Change in Control shall have the meaning set forth in Section 1.6 of the Equity Compensation Plan, provided that in no event will a Change in Control occur if, following the consummation of a transaction, Luther King Capital Management Corporation or any of its affiliates remain the majority holder of the equity interests of the Company (or the successor entity to the Company in such transaction).
6.Each exercise, as applicable, of Options evidenced by this Agreement shall be subject to compliance with all applicable tax withholding requirements, in accordance with Article 15 of the Equity Compensation Plan, as applicable.
7.The Options under this Agreement are intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (“Section 409A”); and the terms and conditions of this Agreement shall be deemed automatically amended to the extent necessary to produce such compliance (in the manner determined by the Committee in its discretion), so that, to the extent practicable, neither the Company nor the Participant (nor any successor in interest) shall have at any time a right or power that would cause the compensation in question to become subject to the special tax consequences provided for by Section 409A. References in this Agreement to “termination of employment” and similar terms shall mean a “separation from service” within the meaning of Section 409A. Any payment subject to Section 409A that is to be made upon a “separation from service” on any date when the Participant is a “specified employee” as defined under Section 409A shall not be paid before the date that is six (6) months following the Participant’s “separation from service” or, if earlier, the Participant’s death.
8.All aspects of the Awards evidenced by this Agreement (including but not limited to vesting, valuation, payment and possible forfeiture) shall be governed by this Agreement and by the Equity Compensation Plan (each as interpreted by the Committee in its discretion), as applicable, copies of which plans have been provided to the Participant and are hereby acknowledged by the Participant, and the terms and conditions of which are incorporated into this Agreement by reference. Except as specifically stated herein, in the event of any inconsistency between this Agreement and the Equity Compensation Plan, the terms of the Equity Compensation Plan shall control.
9.Without limiting the scope of the other provisions of this Agreement, the Participant acknowledges and agrees that:
3 Plan terms apply unless accelerated vesting of equity is required under an executive’s employment agreement.

(a)If any cash payment or vesting of rights with respect to an Award evidenced by this Agreement would constitute an “excess parachute payment” for the purposes of Section 280G of the Internal Revenue Code then such payment or vesting shall be subject to reduction or other adjustment in accordance with the terms of the Equity Compensation Plan, the Agreement or the Participant’s employment agreement with the Company, or of any other agreement between the Participant and the Company which addresses the tax treatment of such a payment.
(b)The Committee may amend or terminate any or all of the provisions of the Equity Compensation Plan and any or all of the provisions this Agreement in accordance with Article 17 of the Equity Compensation Plan. The Committee shall make adjustments to the Options in accordance with Section 7.2 of the Equity Compensation Plan. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
(c)Any notices required or permitted under this Agreement, or the Equity Compensation Plan will be delivered in accordance with the requirements of the applicable plan.
(d)The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
(e)This Agreement supersedes and replaces any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including any offer letter or other documents showing potential values of the Options in certain assumed circumstances given to the Participant.
(f)Notwithstanding anything in this Agreement to the contrary, the Options covered by this Agreement shall be subject to the Company’s Recovery of Funds Policy, as it may be in effect from time to time, including, without limitation, the provisions of any such policy required by Section 10D of the Securities Exchange Act of 1934 and any applicable rules or regulations issued by the U.S. Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded.
(g)This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its conflict of laws rules. Any action or proceeding relating in any way to this Agreement must be brought and enforced in the federal or state courts in the State of Illinois and the parties irrevocably submit to the jurisdiction of such courts in respect of any such action or proceeding.
(h)Participant acknowledges and agrees that the grant of the Options subject to this Agreement are granted subject to the Participant’s agreement contained in the loyalty and confidentiality agreement to refrain from certain activities with respect to the Company under the circumstances and subject to the limitations set forth therein.
(i)The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.
(j)Participant acknowledges and consents to the collection, use, processing and transfer of personal Data (defined below) as described in this subsection. The Company and its affiliates hold certain personal information about the Participant, including Participant’s name, home address, personal telephone number, email address, date of birth, social security number or other employee identification number, salary, nationality, job title, information regarding shares of Common Stock held or equivalent benefits awarded, cancelled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Equity Compensation Plan (“Data”). The Company and its affiliates may transfer Data amongst themselves as necessary for the purpose of implementation, administration, and management of Participant’s participation in the Equity Compensation Plan, and the Company and its affiliates may each further transfer Data to any third parties assisting the Company or any such related entity in the implementation, administration, and management of the Equity Compensation Plan. Participant acknowledges that the transferors and transferees of such Data may be located anywhere in the world and hereby authorizes each of them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Equity Compensation Plan.
IN WITNESS WHEREOF, the Participant and the Company have executed this Agreement as of the date set forth above.

[Participant]	DISTRIBUTION SOLUTIONS GROUP, INC. By Its:

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